Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports Third Quarter Results

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Company") today announces its financial and operating results for the third quarter of 2023.

Financial and Operational Highlights

•Mineral and royalty production for the third quarter of 2023 equaled 40.3 MBoe/d, an increase of 20% over the prior quarter; total production, including working-interest volumes, was 42.6 MBoe/d for the quarter.
•Net income for the third quarter was $62.1 million. Adjusted EBITDA for the quarter totaled $130.0 million.
•Distributable cash flow was $124.4 million for the third quarter, making the sixth consecutive quarter above $100 million.
•Black Stone announced a distribution of $0.475 per unit with respect to the third quarter of 2023, representing an increase of 6% over the common distribution paid for the third quarter of 2022. Distribution coverage for all units was 1.25x.
•Total outstanding debt at the end of the third quarter was zero; as of October 27, 2023, total debt remained at zero with $90.6 million of cash.
•Approved a $150 million common unit repurchase program.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chairman, Chief Executive Officer and President, commented, “We had a very strong third quarter driven by production exceeding our expectations and improving commodity prices. As a result, Black Stone was able to maintain its distribution at an annualized rate of $1.90 per unit with over 1.25x coverage for the quarter. With our existing development contracts and robust activity on our acreage, we now believe our production for the full year will come in at the upper end of our guidance range of 37 to 39 Mboe per day.”

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported mineral and royalty volume of 40.3 MBoe/d (72% natural gas) for the third quarter of 2023, compared to 33.6 MBoe/d for the second quarter of 2023 and 37.3 MBoe/d for the third quarter of 2022. The increase was primarily driven by new wells coming online in the Permian and the Shelby Trough.

Working-interest production for the third quarter of 2023 was 2.3 MBoe/d, representing a decrease of 12% from the levels generated in the quarter ended June 30, 2023, and a decrease of 12% from the quarter ended September 30, 2022. The continued decline year over year in working-interest volumes is consistent with the Company’s decision to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 42.6 MBoe/d (95% mineral and royalty, 72% natural gas) for the third quarter of 2023, compared to 36.2 MBoe/d and 40.0 MBoe/d for the quarters ended June 30, 2023 and September 30, 2022, respectively.

Realized Prices, Revenues, and Net Income

The Company’s average realized price per Boe, excluding the effect of derivative settlements, was $34.30 for the quarter ended September 30, 2023. This is an increase of 9% from $31.35 per Boe in the second quarter of 2023 and a 42% decrease from $59.30 in the third quarter of 2022.

Black Stone reported oil and gas revenue of $134.5 million (64% oil and condensate) for the third quarter of 2023, an increase of 30% from $103.2 million in the second quarter of 2023. Oil and gas revenue in the third quarter of 2022 was $218.0 million.

The Company reported a loss on commodity derivative instruments of $26.9 million for the third quarter of 2023, composed of a $24.2 million gain from realized settlements and a non-cash $51.1 million unrealized loss due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a gain of $11.3 million and a loss of $4.7 million on commodity derivative instruments for the quarters ended June 30, 2023 and September 30, 2022, respectively.

Lease bonus and other income was $2.2 million for the third quarter of 2023, primarily related to leasing activity in the Haynesville/Bossier. Lease bonus and other income for the quarters ended June 30, 2023 and September 30, 2022 was $2.5 million and $3.2 million, respectively.

The Company reported net income of $62.1 million for the quarter ended September 30, 2023, compared to net income of $78.4 million in the preceding quarter. For the quarter ended September 30, 2022, the Company reported net income of $168.5 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the third quarter of 2023 was $130.0 million, which compares to $109.2 million in the second quarter of 2023 and $123.1 million in the third quarter of 2022. Distributable cash flow for the quarter ended September 30, 2023 was $124.4 million. For the quarters ended June 30, 2023 and September 30, 2022, distributable cash flow was $103.6 million and $116.5 million, respectively.

Financial Position and Activities

As of September 30, 2023, Black Stone Minerals had $56.0 million in cash, with nothing drawn under its credit facility. At the end of October, the Company had approximately $90.6 million in cash, and no debt was outstanding under the credit facility.

Effective October 30, 2023, Black Stone's borrowing base under the credit facility was increased from $550 million to $580 million and total commitments under the credit facility were maintained at $375 million. Black Stone is in compliance with all financial covenants associated with its credit facility.

Third Quarter 2023 Distributions

As previously announced, the Board approved a cash distribution of $0.475 for each common unit attributable to the third quarter of 2023. The quarterly distribution coverage ratio attributable to the third quarter of 2023 was approximately 1.25x. The distribution will be paid on November 16, 2023 to unitholders of record as of the close of business on November 9, 2023.

Activity Update

Rig Activity

As of September 30, 2023, Black Stone had 76 rigs operating across its acreage position, an increase relative to the 73 rigs on the Company's acreage as of June 30, 2023, and a decrease from the 92 rigs operating on the Company's acreage as of September 30, 2022. The increase in rigs at the end of the third quarter compared to the second quarter was driven primarily by an increase in activity in the Gulf Coast and Haynesville/Bossier plays.

Shelby Trough Development Update

Aethon continues to perform with drilling and completing wells according to our development agreements. Aethon has six rigs currently on Black Stone acreage in the Shelby Trough. It has successfully turned 18 wells to sales and has commenced operations on 28 additional wells under the development agreement covering Angelina County. Aethon has successfully turned ten wells to sales and has another seven wells awaiting completion operations under the separate development agreement covering San Augustine County. Additionally, XTO Energy has one well currently awaiting completion operations.

Austin Chalk Update

Black Stone has entered into agreements with multiple operators to drill wells in the areas of the Austin Chalk in East Texas, where the Company has significant acreage positions. The results of the 2021 three well test program in the Brookeland Field demonstrated that modern completion technology has the potential to greatly improve production rates and increase reserves when compared to the vintage, unstimulated wells in the Austin Chalk formation. Eight operators are actively engaged in redevelopment of the field. To date, 26 wells with modern completions are now producing in the field, and an additional three wells are currently either being drilled or completed.

Update to 2023 Guidance

The Company now expects total production for 2023 to be at the upper end of the guidance range of 37 to 39 Mboe/d. The Company expects lease operating expenses to be in line with the revised guidance range of $11 to $12 million and production costs as a percentage of oil and gas revenues to be in line with the revised guidance range of 10% to 12%. Black Stone expects cash G&A to be on the low end of the guidance range of $42 to $44 million. The Company expects non-cash G&A to be at the low end of the revised guidance range of $11 to $13 million.

Update to Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2023 and 2024. The Company's hedge position as of October 27, 2023 is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price
	MBbl	$/Bbl
4Q23	540	$80.80
1Q24	570	$71.45
2Q24	570	$71.45
3Q24	570	$71.45
4Q24	570	$71.45

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	BBtu	$/MMbtu
4Q23	8,280	$5.15
1Q24	10,010	$3.57
2Q24	10,010	$3.57
3Q24	10,120	$3.57
4Q24	10,120	$3.57

More detailed information about the Company's existing hedging program can be found in the Quarterly Report on Form 10-Q for the third quarter of 2023, which is expected to be filed on or around October 31, 2023.

Unit Repurchase Program

During the third quarter of 2023, the Company made no repurchases of units under the $75 million unit repurchase program approved by the Board in 2018. Subsequent to quarter-end, the Board terminated that plan and authorized a $150 million unit repurchase program. The unit repurchase program authorizes the Company to make repurchases on a discretionary basis as determined by management, subject to market condition, applicable legal requirements, available liquidity, and other appropriate factors. All or a portion of any repurchases may be made under a Rule 10b5-1 plan, which would permit common units to be repurchased when the Company might otherwise be precluded from doing so under applicable laws. The repurchase program does not obligate the Company to acquire any particular number of common units and may be modified or suspended at any time and could be terminated prior to completion. The Company will report the number of common units repurchased on a quarterly basis. The program will be funded from the Company’s cash on hand or through borrowings under the credit facility. Any repurchased units will be canceled.

Appointment of Evan Kiefer as Permanent CFO

On October 30, 2023, the Board of the Company’s general partner appointed Evan Kiefer as Senior Vice President, Chief Financial Officer, and Treasurer, removing his interim title. Mr. Carter remarked, “Evan is a great asset to the Company, and he has earned the right to become permanent CFO. On behalf of the Board and the rest of the Company’s management team, I give him our congratulations and wish him the best in this role.”

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the third quarter of 2023 on Tuesday, October 31, 2023 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (800) 245-3047 for domestic participants and (203) 518-9708 for international participants, the conference ID for the call is BSMQ323. A recording of the conference call will be available on Black Stone's website.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•the Company’s ability to execute its business strategies;
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;
•conservation measures, technological advances, and general concern about the environmental impact of the production and use of fossil fuels;
•the Company’s ability to replace its oil and natural gas reserves;
•general economic, business, or industry conditions;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry; and
•the availability, high cost, or shortages of rigs, equipment, raw materials, supplies, or personnel to develop and operate our properties; and
•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contact

Evan Kiefer
Senior Vice President, Chief Financial Officer, and Treasurer
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

REVENUE
Oil and condensate sales	$85,724	$80,240	$208,184	$250,367
Natural gas and natural gas liquids sales	48,815	137,756	147,857	324,691
Lease bonus and other income	2,180	3,159	8,682	10,262
Revenue from contracts with customers	136,719	221,155	364,723	585,320
Gain (loss) on commodity derivative instruments	(26,922)	(4,726)	36,652	(152,095)
TOTAL REVENUE	109,797	216,429	401,375	433,225
OPERATING (INCOME) EXPENSE
Lease operating expense	2,615	2,896	8,149	9,256
Production costs and ad valorem taxes	16,441	17,856	41,952	51,309
Exploration expense	1,711	10	1,719	192
Depreciation, depletion, and amortization	12,367	12,208	33,935	35,018
General and administrative	14,448	13,044	38,950	39,326
Accretion of asset retirement obligations	254	209	749	616
(Gain) loss on sale of assets, net	(73)	—	(73)	(17)
TOTAL OPERATING EXPENSE	47,763	46,223	125,381	135,700
INCOME (LOSS) FROM OPERATIONS	62,034	170,206	275,994	297,525
OTHER INCOME (EXPENSE)
Interest and investment income	511	20	1,041	22
Interest expense	(621)	(1,693)	(2,080)	(4,264)
Other income (expense)	143	(58)	(53)	(22)
TOTAL OTHER EXPENSE	33	(1,731)	(1,092)	(4,264)
NET INCOME (LOSS)	62,067	168,475	274,902	293,261
Distributions on Series B cumulative convertible preferred units	(5,250)	(5,250)	(15,750)	(15,750)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$56,817	$163,225	$259,152	$277,511
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—	$—	$—
Common units	56,817	163,225	259,152	277,511
	$56,817	$163,225	$259,152	$277,511
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.27	$0.78	$1.23	$1.33
Per common unit (diluted)	$0.27	$0.75	$1.22	$1.31
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	209,982	209,402	209,963	209,374
Weighted average common units outstanding (diluted)	209,982	224,371	224,932	224,343

The following table shows the Company’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	1,092	844	2,731	2,574
Natural gas (MMcf)[1]	16,980	16,994	48,101	42,648
Equivalents (MBoe)	3,922	3,676	10,748	9,682
Equivalents/day (MBoe)	42.6	40.0	39.4	35.5
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$78.50	$95.07	$76.23	$97.27
Natural gas ($/Mcf)[1]	2.87	8.11	3.07	7.61
Equivalents ($/Boe)	$34.30	$59.30	$33.13	$59.39
Revenue:
Oil and condensate sales	$85,724	$80,240	$208,184	$250,367
Natural gas and natural gas liquids sales[1]	48,815	137,756	147,857	324,691
Lease bonus and other income	2,180	3,159	8,682	10,262
Revenue from contracts with customers	136,719	221,155	364,723	585,320
Gain (loss) on commodity derivative instruments	(26,922)	(4,726)	36,652	(152,095)
Total revenue	$109,797	$216,429	$401,375	$433,225
Operating expenses:
Lease operating expense	$2,615	$2,896	$8,149	$9,256
Production costs and ad valorem taxes	16,441	17,856	41,952	51,309
Exploration expense	1,711	10	1,719	192
Depreciation, depletion, and amortization	12,367	12,208	33,935	35,018
General and administrative	14,448	13,044	38,950	39,326
Other expense:
Interest expense	621	1,693	2,080	4,264
Per Boe:
Lease operating expense (per working-interest Boe)	$12.16	$11.97	$12.25	$11.21
Production costs and ad valorem taxes	4.19	4.86	3.90	5.30
Depreciation, depletion, and amortization	3.15	3.32	3.16	3.62
General and administrative	3.68	3.55	3.62	4.06
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
Adjusted EBITDA and Distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, if any, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets, if any. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, distributions to preferred unitholders, and restructuring charges, if any.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Company's computation of Adjusted EBITDA and Distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$62,067	$168,475	$274,902	$293,261
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	12,367	12,208	33,935	35,018
Interest expense	621	1,693	2,080	4,264
Income tax expense (benefit)	(109)	140	177	229
Accretion of asset retirement obligations	254	209	749	616
Equity–based compensation	3,777	4,534	8,412	11,809
Unrealized (gain) loss on commodity derivative instruments	51,111	(64,145)	29,006	(10,472)
(Gain) loss on sale of assets, net	(73)	—	(73)	(17)
Adjusted EBITDA	130,015	123,114	349,188	334,708
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(1)	(8)	(8)	(23)
Cash interest expense	(359)	(1,346)	(1,305)	(3,223)
Preferred unit distributions	(5,250)	(5,250)	(15,750)	(15,750)
Distributable cash flow	$124,405	$116,510	$332,125	$315,712

Total units outstanding[1]	209,991	209,407
Distributable cash flow per unit	$0.592	$0.556
1 The distribution attributable to the three months ended September 30, 2023 is estimated using 209,990,924 common units as of October 27, 2023; the exact amount of the distribution attributable to the three months ended September 30, 2023 will be determined based on units outstanding as of the record date of November 9, 2023. Distributions attributable to the three months ended September 30, 2022 were calculated using 209,406,927 common units as of the record date of November 10, 2022.